Collarini Associates
3100 Wilcrest Drive, Suite 140
Houston, Texas 77042
Tel. (832) 251-0160
www.collarini.com
Fax (504) 887-7162909 Poydras St., Suite 1450
New Orleans, Louisiana 70112
Office: 504-522-9077
Fax: 504-522-9097
www.collarini.com

March 12, 2015

Glori Energy Inc.
10350 Richmond, Suite 850
Houston, Texas 77042

We hereby consent to the references to our firm in the form and context in which they appear in this Annual Report on Form 10-K of Glori Energy Inc. We hereby further consent to the use in such Annual Report of information contained in our report, dated January 1, 2015, relating to certain leasehold and royalty interests of Glori Energy Inc. in and related to Shuck Field, Etzold Unit, located in Seward County, Kansas. We hereby further consent to the inclusion of the aforementioned report as an exhibit to such Annual Report.

Very truly yours,
COLLARINI ASSOCIATES
Mitch Reece, P.E.
President

MCR/ldp

Collarini Engineering Inc.
Texas Board of Professional Engineers Registration F-5660